Exhibit 99.1

Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com

Editorial Contact:
Michael Stugrin
(562) 498-6353	FOR IMMEDIATE RELEASE
mstugrin@verizon.net

HAIGHTS CROSS COMMUNICATIONS REPORTS
FOURTH QUARTER AND YEAR-END 2004 RESULTS

Investor and Analyst Conference Call Scheduled for
Tuesday, March 15, 2005, at 4:00 PM (ET)

White Plains, NY, March 15, 2005 – Haights Cross Communications, Inc. (HCC) today reported results for the fourth quarter and full year ended December 31, 2004. All reported financial information in this press release relates to continuing operations, including the results of Buckle Down Publishing reported within HCC’s Triumph Learning segment prospectively from the acquisition date of April 15, 2004, and Options Publishing reported within HCC’s Sundance/Newbridge segment prospectively from the acquisition date of December 3, 2004.

Results for the Fourth Quarter 2004

Revenue for the fourth quarter 2004 was $43.1 million, which reflects an increase of $5.3 million, or 14.2%, from revenue of $37.7 million for the fourth quarter 2003. This increase included $2.3 million of revenue in the fourth quarter 2004 from the Buckle Down and Options Publishing acquisitions. Without these acquisitions, revenue increased $3.0 million, or 8.0%.

Revenue for the Education Publishing Group increased $1.8 million, or 9.1%, to $22.0 million for the fourth quarter 2004 from $20.1 million for the fourth quarter 2003. Excluding the Buckle Down and Options Publishing acquisitions, revenue decreased $0.5 million, or 2.5%, for the quarter. Sundance/Newbridge revenue increased $1.6 million, or 22.6%, in the fourth quarter 2004 as compared to the fourth quarter 2003, including Options Publishing. Excluding Options Publishing revenue, Sundance/Newbridge revenue increased $0.9 million, or 12.3%, as compared to the fourth quarter 2003, benefiting from “Reading First” Federal funds, the Reading Powerworks and Wonder Books series both introduced in the fourth quarter 2003, and district-level sales. Triumph Learning’s revenue increased $1.1 million, or 15.7%, for the quarter over the comparable period of the prior year, including $1.6 million of revenue from Buckle Down. Excluding Buckle Down revenue, Triumph Learning’s revenue decreased $0.5 million, or 7.0%, for the fourth quarter 2004, reflecting softness in existing test-prep products in anticipation of new tests and new test-prep products in the second half of 2005 related to No Child Left Behind (NCLB) Act requirements. Revenue for Oakstone decreased $0.9 million, or 14.1%, for the fourth quarter 2004 reflecting fourth quarter 2003 revenue from the initial bulk shipment of MKSAP 13 and special issue products, both with no counterpart in the fourth quarter 2004.

Revenue for the Library Publishing Group increased $3.5 million, or 19.9%, to $21.1 million for the fourth quarter 2004, from $17.6 million for the fourth quarter 2003. Revenue for Recorded Books increased $3.5 million, or 23.1%, in the fourth quarter 2004, reflecting strong growth in the library channel including large new library facility orders, strong retail channel sales and growth in the consumer and school channels. Revenue for Chelsea House increased $0.1 million in the fourth quarter 2004, or 2.0%, from the same period in 2003.

Income from operations for the fourth quarter 2004 decreased $4.1 million to $2.8 million from $6.9 million for the fourth quarter 2003, reflecting a $3.4 million decline in EBITDA, a $0.3 million increase in amortization of pre-publication costs, and a $0.4 million increase in amortization of intangibles due to the April 15, 2004 Buckle Down and the December 3, 2004 Options Publishing acquisitions.

EBITDA, defined as earnings before interest, taxes, depreciation, and amortization, decreased by $3.4 million to $7.0 million for the fourth quarter 2004 from $10.4 million for the fourth quarter 2003. This decline in EBITDA reflects additional expenses quarter-over-quarter in cost of goods sold relating to inventory obsolesence and unfavorable product mix, in marketing and sales relating to our ongoing investments in these key competitive functions, and in general and administrative related to employee recruiting and transition costs, Sarbanes Oxley implementation expenses and higher public company compliance costs, which more than offset the $5.3 million revenue growth in the fourth quarter 2004.

Results for the Year Ended December 31, 2004

Revenue for the year ended December 31, 2004 was $182.2 million, which reflects an increase of $20.2 million, or 12.5%, from revenue of $162.0 million for the year ended December 31, 2003. This increase included $7.6 million of revenue from the 2004 acquisitions of Buckle Down and Options Publishing. Excluding the Buckle Down and Options Publishing acquisitions, revenue increased by $12.6 million, or 7.8%.

Revenue for the Education Publishing Group increased $13.9 million, or 15.8%, to $102.0 million for 2004, from $88.1 million for 2003. Without the $7.6 million revenue impact of the Buckle Down and Options Publishing acquisitions, revenue increased by $6.3 million, or 7.2%. Sundance/Newbridge’s revenue increased $4.4 million, or 9.8%, for 2004 compared to the prior year, including Options Publishing. Excluding the Options Publishing acquisition, Sundance/Newbridge’s revenue increased $3.7 million for 2004, or 8.2%, compared to the prior year, reflecting growth in the new Reading Powerworks and Wonder Books series both introduced in the fourth quarter 2003, the continued success of the Newbridge Early Science series and sales relating to “Reading First” Federal funds. Triumph Learning’s revenue for 2004 increased $8.5 million, or 33.9%, compared to the prior year, including $6.8 million relating to Buckle Down. Excluding the Buckle Down acquisition, Triumph Learning’s revenue increased $1.7 million, or 6.7%, reflecting strong first half 2004 sales for test-prep products with a slowing of demand in the second half 2004 for test-prep products in anticipation of new tests and new test-prep products in the second half of 2005 related to NCLB Act requirements. Oakstone’s revenue for 2004 of $19.1 million increased $1.0 million, or 5.3%, as compared to 2003, reflecting full year revenue from MKSAP 13, Oakstone’s largest product, which was released in the fourth quarter 2003, the introduction of the Osler Institute Audio Companion and growth in subscription products.

Revenue for the Library Publishing Group increased $6.3 million, or 8.5%, to $80.2 million for the year ended December 31, 2004 from $73.9 million for year ended December 31, 2003. Revenue for Recorded Books increased $7.7 million, or 12.7%, for 2004 compared to 2003 reflecting strong growth in the library, school and retail channels. Revenue for Chelsea House for 2004 declined $1.4 million, or 11.3%, from 2003.

Income from operations for the year ended December 31, 2004 decreased $3.6 million to $29.5 million from $33.1 million for the year ended December 31, 2003, reflecting a $0.1 million decline in EBITDA, a $2.7 million increase in the amortization of pre-publication costs, and a $0.9 million increase in depreciation and amortization relating principally to increased amortization of intangibles from the Buckle Down and Options Publishing acquisitions.

EBITDA decreased $0.1 million to $44.3 million for the year ended December 31, 2004, from $44.5 million for the year ended December 31, 2003, reflecting revenue growth for the year offset by the second quarter 2004 non-cash $2.1 million inventory obsolescence charge at Chelsea House, ongoing investments in sales and marketing, increased public company compliance costs, including legal and accounting expenses, and the cost of Sarbanes Oxley implementation.

Adjusted EBITDA, defined as EBITDA excluding restructuring and restructuring related charges and the $2.1 million Chelsea House inventory obsolescence charge, increased $0.1 million to $47.7 million for the year, from $47.6 million for the prior year .

Peter J. Quandt, HCC Chairman and Chief Executive Officer, said: “We are very proud of our accomplishments in 2004. Highlighted by the acquisitions of Buckle Down Publishing and Options Publishing, our strong sales performance for the year even in a continuing soft but improving market, and improvements we have made in our competitiveness, we can look back on 2004 as a very successful year for Haights Cross.”

Paul J. Crecca, HCC’s Executive Vice President and Chief Financial Officer, added: “We are very pleased with our overall performance in 2004. Revenue growth of 12.5% in 2004, 7.8% excluding our 2004 acquisitions, is an exceptional achievement and a clear benefit of our ongoing investments in product development, sales and marketing, and market research. Our continuing investments in 2004 in these key competitive functions, while having an effect on EBITDA and margins, position us very well to remain competitive in 2005 and beyond.”

Investor Conference Call
HCC’s conference call for investors, analysts, and the media will be held on March 15, 2005, starting at 4:00 PM (ET). Participating in the call will be Peter J. Quandt, HCC Chairman and CEO, and Paul J. Crecca, HCC Executive Vice President and CFO. To participate, please call 1-800-553-5260 (USA) or 612-332-0932 (International).

Digitized replay of the conference call will be available from March 15, 2005, starting at 7:30 PM (ET) ending on March 29, 2005 at 11:59 PM (ET). To listen to the replay, please call 1-800-475-6701 (USA) or 320-365-3844 (International) and enter the access code of 770851.

Haights Cross Communications Operating Unit Highlights
Fourth Quarter 2004

Sundance/Newbridge:
Sundance added titles to two of its best-selling reading series. Sixteen new titles were added to the Twin Text series, which pairs fiction with nonfiction. Twin Texts now includes 96 titles for grades K-6. Reading PowerWorks added nine new thematic sets, bringing the series to 24 thematic sets organized around science, mathematics, and social studies content. This program represents a major Sundance initiative in Balanced Literacy, which focuses on using non-fiction content to teach reading to students of varying abilities. During the quarter, Sundance also completed the publication of its 2004 list of 97 new reading titles focused on primary grades reading development and new titles for its best-selling Second Chance reading series for struggling readers in grades 2-8. Tests were also developed for Sundance’s library of 590 leveled readers for use on Accelerated Reader computer software.

Newbridge Educational Publishing completed publication of its 2004 list of 139 new titles. The new publications focused on primary level reading development, GoFacts Reading and Writing; and Read to Learn, featuring reading in Social Studies content for grades 3-5. Tests were developed for 162 Newbridge leveled readers for use on Accelerated Reader software.

Options Publishing:
Haights Cross completed the acquisition of Options Publishing in December. Strong sales momentum continued in the fourth quarter. Options Publishing completed publication of its 2004 list of over 100 new titles and completed plans for an even more aggressive 2005 list. HCC began the integration of Options Publishing’s financial and distribution systems with existing company systems.

Triumph Learning:
In the fourth quarter, Triumph Learning entered two new state markets, Arizona and Alabama, with full lines of test preparation books. These launches continue Triumph’s growth. Every year since 2000, Triumph has entered one or more new states. Triumph now has products for 24 states, accounting for the majority of student enrollment and educational spending. In addition, Triumph re-launched its Ohio product line, taking advantage of changes in the state’s testing program to put out a full new, 24-title product line for math and reading grades 3 – 8.

Triumph also continued its growth of non-test preparation product, launching its national Reading Tutor line of early reading workbooks. This six-book series, available at reading grade levels .5 to 3.0, covers the five pillars of literacy as identified by the National Reading Panel (Phonemic Awareness, Phonics, Vocabulary, Comprehension, and Fluency) and embodied in the Reading First initiative. The Reading Tutor books expand Triumph’s offerings beyond test preparation and continue to demonstrate that Triumph is a true K – 12 supplemental publisher with products for all levels from primary through to high school exit.

Buckle Down:
Buckle Down revised its successful line of Arizona products, continuing to build its strong presence in that state. The new products provide comprehensive practice in math, reading, and writing in grades 3-8. In the fourth quarter, filled two key executive positions. Linda Hein was appointed President and CEO; and Thomas Emrick joined Buckle Down as Vice President for Product Development.

Oakstone Publishing:
During the quarter, Oakstone Medical launched the Surgical Education Self-Assessment Program (SESAP) 12 Audio Companion, partnering with the American College of Surgeons; and also introduced the Board Prep course “Osler on Audio in Otolaryngology.” Oakstone Wellness concluded several major new sales during the quarter, among them sales to Gannett Company and Amtrak. Brian Barze joined Oakstone Publishing as Chief Financial Officer, replacing Charles Dismuke, who was named Oakstone Wellness Publisher and Executive Editor.

Recorded Books:
Recorded Books continued its strong sales growth into the fourth quarter. The company established the groundwork for the introduction of a downloadable program in 2005. This program, which is now being sold to libraries, allows patrons to download audiobooks over the Internet to their computers and then transfer the audiobooks to portable devices. Recorded books also completed the introduction of three major new product lines—Films Media Group, RTI Disc Repair, and Evergreen Audio. Recorded Books Unlimited, an innovative audiobook subscription service, grew to over 3000 customers. Recorded Books also completed its new United Kingdom production facilities to support its fast-growing WF Howes division.

Chelsea House:
Chelsea House completed the publication of its 2004 list of 222 new titles. The list included 45 new middle and high school science library titles, a subject area in which Chelsea House is building an extensive publishing platform. Chelsea House also published library editions of 18 Real Deal titles, high-interest nonfiction for reluctant readers.

Haights Cross Communications, Inc.
Condensed Consolidated Financial Information – Unaudited
Dollars in thousands

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Sundance/Newbridge	$8,529	$6,955	$49,170	$44,763
Triumph Learning	8,252	7,135	33,701	25,171
Oakstone	5,192	6,044	19,144	18,188

Education Publishing Group	21,973	20,134	102,015	88,122
Recorded Books	18,365	14,913	68,878	61,137
Chelsea House	2,732	2,679	11,345	12,784

Library Publishing Group	21,097	17,592	80,223	73,921

Total Revenue	$43,070	$37,726	$182,238	$162,043
Operating Expenses	40,223	30,799	152,780	128,951

Income From Operations	2,847	6,927	29,458	33,092
Net Income/(Loss)	$(12,103)	$939	$(22,581)	$(1,866)

Other Financial Data:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

EBITDA by Segment:
Sundance/Newbridge	$135	$1,139	$14,661	$14,636
Triumph Learning	1,789	2,430	11,359	7,723
Oakstone	1,249	2,235	4,442	4,724

Education Publishing Group	3,173	5,804	30,462	27,083
Recorded Books	5,011	4,862	19,405	18,761
Chelsea House	999	618	750	2,872

Library Publishing Group	6,010	5,480	20,155	21,633

Corporate	(2,213)	(900)	(6,272)	(4,263)

EBITDA	$6,970	$10,384	$44,345	$44,453
Adjusted EBITDA	$6,879	$10,608	$47,684	$47,592

Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Net Income/(Loss)	$(12,103)	$939	$(22,581)	$(1,866)
Net Loss/ (Income) from Discontinued Operations	1,711	(256)	1,712	716
Interest Expense and Other (a)	13,239	6,244	50,327	34,242

Income From Operations	2,847	6,927	29,458	33,092
Amortization of Pre-publication Costs	3,170	2,884	11,804	9,137
Depreciation and Amortization	953	573	3,083	2,224

EBITDA	$6,970	$10,384	$44,345	$44,453

Restructuring and Restructuring Related Charges	(91)	224	1,244	3,139
Chelsea House Non-recurring, Non-cash Inventory Charge	—	—	2,095	—

Adjusted EBITDA	$6,879	$10,608	$47,684	$47,592

Other Data:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Capital Expenditures – Product Development Costs (Pre-publication Costs)	$4,034	$4,038	$14,489	$14,051
Capital Expenditures – Property and Equipment	$979	$622	$3,398	$2,977

Selected Balance Sheet Data:

	As of December 31,
	2004	2003

Cash and Cash Equivalents	$78,581	$32,389
Working Capital	$87,627	$42,216
Long Term Debt (b)	$496,185	$238,750

(a) Interest expense and other for the twelve months ended December 31, 2003 includes $9.2 million of premiums relating to the August 2003 redemption of our previous subordinated notes and $3.2 million of write-off of unamortized deferred financing costs relating to our August 2003 debt refinancing. Interest expense for the twelve months ended December 31, 2004 reflects the adoption of SFAS No. 150 as of January 1, 2004 which required our Series B Senior preferred stock to be treated as debt and the related dividends and accretion to be included in interest expense, as well as the issuance of our 12 1/2% senior discount notes in February 2004 and the issuance of our secured term loan and senior notes in December 2004.

(b) Long term debt reflects the adoption of SFAS No. 150 as of January 1, 2004 which required our Series B Senior preferred stock to be treated as debt, as well as the issuance of our 12 1/2% senior discount notes in February 2004 and the issuance of our secured term loan and senior notes in December 2004.

About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public and school library publishing, audio books, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Options Publishing (Merrimack, NH), Triumph Learning (New York, NY), Buckle Down Publishing (Iowa City, IA), Oakstone Publishing (Birmingham, AL), Recorded Books (Prince Frederick, MD), and Chelsea House Publishers (Northborough, MA). For more information, visit www.haightscross.com.

Safe Harbor Statement: This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.